Exhibit 10.3

Execution Version

INCREMENTAL TERM SUPPLEMENT (TRANCHE A)

This INCREMENTAL TERM SUPPLEMENT (Tranche A) (this “Supplement”) is entered into as of May 13, 2015, among Seventy Seven Operating LLC, an Oklahoma limited liability company (the “Borrower”), Seventy Seven Energy Inc., an Oklahoma corporation, formerly known as Chesapeake Oilfield Operating, L.L.C. (the “Parent”), each of the Subsidiary Guarantors (as defined in the Credit Agreement defined below) party hereto (such Subsidiary Guarantors together with the Parent collectively, the “Guarantors” and each individually, a “Guarantor”), each lender party hereto (collectively, the “Tranche A Incremental Term Loan Lenders” and each individually, a “Tranche A Incremental Term Loan Lender”), and Bank of America, N.A., as administrative agent under the Credit Agreement referred to below (the “Administrative Agent”).

Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates), shall act as a sole lead arranger and sole bookrunner in connection with the Tranche A Incremental Term Commitment (as defined below).

Reference is made to that certain $400 Million Term Loan Credit Agreement, dated as of June 25, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” unless otherwise defined herein, capitalized terms defined therein being used herein as therein defined), among the Borrower, the Parent, the Lenders from time to time party thereto, the Administrative Agent, the Arrangers and the other parties thereto. On and after the Incremental Term Facility Closing Date (as hereinafter defined), (i) each Tranche A Incremental Term Loan Lender shall be a “Lender” under the Credit Agreement for all purposes thereunder and to the same extent as if originally a party thereto and shall be entitled to all rights, benefits and privileges accorded a Lender thereunder and subject to all obligations of a Lender thereunder as of the Incremental Term Facility Closing Date, (ii) the Tranche A Incremental Term Loans shall be “Loans” and “Incremental Term Loans” under the Credit Agreement for all purposes thereunder and (iii) this Supplement, the Tranche A Incremental Collateral Documents (as defined below) and the Tranche A Incremental Guaranty (as defined below) shall each be a “Loan Document” under the Credit Agreement.

Pursuant to Section 2.11 of the Credit Agreement, the Borrower has requested (a) the addition of a $100,000,000 additional term loan facility which shall be secured on a junior lien basis with the Collateral securing the Secured Obligations in respect of the Term Loans, (b) that the Tranche A Incremental Term Loan Lenders party hereto extend such junior lien Incremental Term Loans as provided herein, and (c) subject to the terms and conditions contained in this Supplement, the Incremental Term Facility Closing Date for such additional term loan facility to be May 13, 2015 which shall constitute an “Increase Effective Date” under the Credit Agreement.

Each Tranche A Incremental Term Loan Lender party to this Supplement has agreed to provide the junior lien Incremental Term Commitment set forth opposite its name on Schedule I hereto (its “Tranche A Incremental Term Commitment”) and has indicated its willingness to lend the Incremental Term Loans on the terms and conditions set forth herein and in the Credit Agreement.

Section 1. Tranche A Incremental Term Facility. The aggregate Tranche A Incremental Term Commitments of $100,000,000 provided hereunder shall constitute an “Incremental Term Commitment” under the Credit Agreement and be designated hereunder as the “Tranche A Incremental Term Facility” (the “Tranche A Incremental Term Facility”) and the Incremental Term Loans made hereunder shall constitute “Incremental Term Loans” under the Credit Agreement and be designated hereunder as “Tranche A Incremental Term Loans” (the “Tranche A Incremental Term Loans”) and shall, in addition to the terms and conditions set forth in the Credit Agreement, have the following terms and conditions:

(a) The Incremental Term Facility Closing Date must occur on or prior to May 13, 2015 (the “Termination Date”).

(b) The Maturity Date of the Tranche A Incremental Term Loans shall be June 25, 2021.

(c) The Borrower shall make quarterly installments of principal, each of which shall be equal to 0.25% of the initial aggregate principal amount of the Tranche A Incremental Term Loans, to the Administrative Agent for the ratable account of the Tranche A Incremental Term Loan Lenders as set forth in Section 2.04 of the Credit Agreement. The first such payment shall be made on June 30, 2015.

(d) Each Tranche A Incremental Term Loan shall be made in a single advance on the Incremental Term Facility Closing Date in a principal amount equal to 96% of the Tranche A Incremental Term Commitment of each Tranche A Incremental Term Loan Lender; provided, that for the avoidance of doubt, the principal amount of each Tranche A Incremental Term Loan that shall be outstanding immediately after the making thereof hereunder shall be an amount equal to 100% of each Tranche A Incremental Term Loan Lender’s Tranche A Incremental Term Commitment.

(e) The Applicable Rate for the Tranche A Incremental Term Loans shall be (i) with respect to Eurodollar Rate Loans, 9.00%, and (ii) with respect to Base Rate Loans, 8.00%; provided, however, that (A) in the case of Eurodollar Rate Loans constituting Tranche A Incremental Term Loans, the Eurodollar Rate shall not be less than one percent (1.00%), (B) the proviso set forth in the definition of “Applicable Rate” shall not apply to the Tranche A Incremental Term Loans and (C) following the occurrence of an Applicable Event of Default (as defined below), until such time, if any, as the Tranche A Required Lenders (as hereinafter defined) waive such Applicable Event of Default or with respect to any Applicable Event of Default described in clause (ii) of such definition, such Applicable Event of Default is cured, the Applicable Rate for the Tranche A Incremental Term Loans shall be increased automatically by 2% per annum, provided, however, that the Applicable Rate shall not so increase with respect to any Tranche A Incremental Term Loans as to which the Default Rate is applicable; provided, further, that in no event shall such increase in the Applicable Rate be included in the Applicable Rate for purposes of calculating the Make Whole Premium (as defined below). For purposes of this Section 1(e), the term “Applicable Event of Default” shall mean each of (i) any Event of Default under Section 8.01(a) of the Credit Agreement with respect to the Tranche A Incremental Term Loans without the written consent of the Tranche A Required Lenders, (ii) any Event of Default that has occurred and has not been cured under Section 8.01(c) of the Credit Agreement arising from a failure to perform or observe Sections 6.12, 7.03 or 7.06 without the written consent of the Tranche A Required Lenders, (iii) any failure to perform or observe any covenant or agreement in Section 3 of this Supplement and (iv) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party under Section 2 of this Supplement shall be incorrect or misleading in any material respect when made or deemed made and that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case whether or not any such Event of Default is waived by the Required Lenders.

(f) If after the Incremental Term Facility Closing Date, the Borrower prepays the Loans pursuant to Sections 2.03(b)(i), (ii), (iii) or (iv) of the Credit Agreement, the Borrower shall prepay the Tranche A Incremental Term Loans, on a pro rata basis with the Term Loans, in accordance with Section 2.03(c) of the Credit Agreement. The provisos applicable to each of Sections 2.03(b)(i), (ii), (iii) and (iv) of the Credit Agreement shall apply to any prepayment of the Tranche A Incremental Term Loans pursuant to this clause (f). Notwithstanding anything else to the contrary in this Supplement, the Credit Agreement, any Tranche A Incremental Collateral Document or any other Loan Document, each Tranche A Incremental Term Loan Lender may elect, by written notice to the Administrative Agent and the Borrower at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Incremental Term Loans required to be made by the Borrower pursuant to Section 2.03 of the Credit Agreement and this clause (f), to decline all (but not a portion) of its pro rata share of such prepayment; provided that the failure to so reject such mandatory prepayment will be deemed an acceptance of the same. All Net Cash Proceeds or Excess Cash Flow not applied pursuant to Sections 2.03(b), 7.04(b), 7.04(c) or 7.04(d) of the Credit Agreement or this clause (f) shall promptly (any in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans, to the extent required under the Credit Agreement.

(g) If the Borrower makes a prepayment of any Tranche A Incremental Term Loan pursuant to Section 2.03 of the Credit Agreement, other than with respect to Section 2.03(b)(i), or if any of the Tranche A Incremental Term Loans are declared due and payable, or automatically become due and payable, pursuant to Section 8.02 of the Credit Agreement for any reason (including as a result of the commencement of any bankruptcy or similar case for any Borrower or Guarantor), and becomes due prior to the Maturity Date (a “Pre-Maturity Acceleration”), the Borrower shall pay a premium in an amount equal to (i) the Make Whole Premium in respect of such principal amount if such repayment, prepayment, or Pre-Maturity Acceleration occurs on or prior to eighteen months following the Incremental Term Facility Closing Date, (ii) 5.00% of such principal amount if such repayment, prepayment, or Pre-Maturity Acceleration occurs after said eighteen month period but on or prior to a period ending thirty months following the Incremental Term Facility Closing Date, (iii) 3.00% of such principal amount if such repayment, prepayment, or Pre-Maturity Acceleration occurs after said thirty month period following the Incremental Term Facility Closing Date and on or prior to a period ending forty two months following the Incremental Term Facility Closing Date, and (iv) thereafter, zero, in each case, to the extent applicable, calculated on the amount of such repayment or prepayment or, with respect to any Pre-Maturity Acceleration, as if the Borrower had repaid the Tranche A Incremental Term Loans in full as of the date of such Pre-Maturity Acceleration (plus the amount of all accrued and unpaid interest on such principal amount). Each such repayment or prepayment shall be applied to the principal installments of the applicable Tranche A Incremental Term Loans in the manner directed by the Borrower (or, if no such direction is provided, in the direct order of maturity of such installments) for the benefit of the Tranche A Incremental Term Loan Lenders in accordance with their respective Applicable Class Percentage. For purpose of this Section 1(g), the term “Make Whole Premium” shall mean, with respect to the principal amount of any Tranche A Incremental Term Loan being repaid or prepaid, or, with respect to any Pre-Maturity Acceleration, the outstanding principal amount of the Tranche A Incremental Term Loans as of the date of such Pre-Maturity Acceleration (plus the amount of all accrued and unpaid interest on such principal amount), an amount equal to the sum of (a) 5.00% of such principal amount of such Tranche A Incremental Term Loan plus (b) the present value as of such date of all interest that would have accrued on such principal amount of such Tranche A Incremental Term Loan from such date through the eighteen month period following the Incremental Term Facility Closing Date at a rate per annum equal to the sum of (i) the Applicable Rate applicable to Eurodollar Rate Loans constituting Tranche A Incremental Term Loans, plus (ii) the Eurodollar Rate (assuming an Interest Period of three months) applicable to Tranche A Incremental Term Loans in effect on such date (in each case, computed on the basis of actual days elapsed over a year of 360 days, using a discount rate equal to the Treasury Rate as of such date plus 50 basis points, and discounted in accordance with standard financial practice, and the term “Treasury Rate” shall mean, as of any date, the rate per annum equal to the weekly average yield as of such date on actually traded United States Treasury securities with a maturity nearest to the second anniversary of the Incremental Term Facility Closing Date (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date and which establishes yields on actively traded United States Treasury securities adjusted to a constant maturity of one year under the caption “Treasury Constant Maturities” (or, if such Statistical Release is no longer published, any publicly available source of similar market data)).

(h) The making of the Tranche A Incremental Term Loans shall be subject to the provisions of Sections 2.02(a) and 2.11(e) of the Credit Agreement and to the conditions precedent set forth in Section 12 below.

(i) Notwithstanding anything else to the contrary in the Credit Agreement or any other Loan Document, any replacement of a Tranche A Incremental Term Loan Lender pursuant to Section 10.13 of the Credit Agreement (including, without limitation, as a Non-Consenting Lender, but other than as a Defaulting Lender or a Tranche A Incremental Term Loan Lender requesting increased costs pursuant to Section 3.04 of the Credit Agreement) shall require, as a condition precedent to such replacement, the payment to any replaced Tranche A Incremental Term Loan Lender of an amount equal to the Make Whole Premium and pre-payment premium, as applicable, consistent with Section 1(g) above, mutatis mutandis.

(j) For purposes of the Tranche A Incremental Term Facility, references to IRS Form W-8BEN in Section 3.01(e) of the Credit Agreement, or any other similar reference in the Loan Documents, shall be deemed to also include IRS Form W-8BEN-E, as applicable.

Section 2. Representations and Warranties of the Parent and Borrower. Each of the Parent and the Borrower represents to the Administrative Agent and the Tranche A Incremental Term Loan Lenders that:

(a) no Default or Event of Default has occurred and is continuing on and as of the Incremental Term Facility Closing Date or would result from the addition of the Tranche A Incremental Term Facility hereunder;

(b) the Parent has disclosed to the Administrative Agent and the Tranche A Incremental Term Loan Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of and at the direction of any Loan Party to the Administrative Agent or any Tranche A Incremental Term Loan Lender in connection with the transactions contemplated hereby and the negotiation of this Supplement or delivered hereunder or under any other Tranche A Incremental Collateral Document or other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected information, each of the Parent and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(c) except as expressly contemplated by the Tranche A Incremental Collateral Documents, the provisions of the Tranche A Incremental Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Administrative Agent and the Tranche A Incremental Term Loan Lenders a legal, valid and enforceable second priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

(d) the representations and warranties of the Borrower contained in Article V of the Credit Agreement (other than Section 5.15, which is replaced by Section 2(b) hereof, and Section 5.21, which is replaced by Section 2(c) hereof) are true and correct in all material respects on and as of the Incremental Term Facility Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that (i) for purposes of this Section 2(d), the representations and warranties contained in Sections 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, of the Credit Agreement, (ii) the reference to the first priority nature of the security interests created with respect to the Collateral in Section 5.03 of the Credit Agreement shall instead be a reference to a junior lien and the reference to Collateral Documents in Section 5.03 of the Credit Agreement shall instead be a reference to the Tranche A Incremental Collateral Documents, (iii) the reference in Section 5.02(b)(i) of the Credit Agreement shall be deemed to exclude any representation that no new Liens or payment obligations are created under this Supplement and the other documents executed in connection herewith, (iv) the representation and warranty in Section 5.03 of the Credit Agreement shall exclude any approvals, consents, exemptions, authorizations or other actions by, or notice to, or filing with, (A) the notice to the Administrative Agent and the Lenders being provided pursuant to Section 12(a)(ix) or (B) any Governmental Authority in respect of the creation or perfection of any Lien or in respect of routine organizational and tax matters, and (v) the references in Sections 5.08(c), (d)(i) and (d)(ii) to Schedules 5.08(c), (d)(i) and (d)(ii), respectively, shall be deemed to refer instead to Annexes A, B and C hereto, respectively, and each reference to “the date hereof” in such Sections shall be deemed to refer instead to the date of this Supplement; and

(e) the use of the proceeds of the Tranche A Incremental Term Loans made hereunder by the Parent or any of its Subsidiaries will not (i) violate any applicable Sanctions or (ii) fund any activities of or business with any persons that is the subject to Sanctions or in any Designated Jurisdiction.

Section 3. Covenants of the Borrower. So long as any Tranche A Incremental Term Loan Lender shall have any Commitment hereunder or any Tranche A Incremental Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied, other than contingent or inchoate Obligations, each of the Parent, the Borrower and the Loans Parties, as applicable, covenants and agrees that:

(a) it shall not, without the prior written consent of the Tranche A Required Lenders, enter into, or suffer to exist, any agreement, amendment, restatement, supplement, waiver, consent or other modification to the Credit Agreement, any Tranche A Incremental Collateral Documents or any other Loan Document which:

i. changes any provision of Section 2.11 of the Credit Agreement or the definitions of “Commitments” or “Available Incremental Amount” or any other provision thereof, the effect of which would be to increase the amount of the Loans permitted to be secured by a Lien on the Collateral;

ii. changes any provisions including, without limitation, the definitions of “Obligations”, “Permitted Liens”, “Secured Obligations” and “Secured Parties” the effect of which would be to allow the creation or imposition of any Liens on the Collateral that are not permitted under the terms of the Credit Agreement as of the Incremental Term Facility Closing Date;

iii. changes the definition of “Default Rate” or waives any obligation of the Borrower to pay interest at the Default Rate, in each case, with respect to the Tranche A Incremental Term Loans;

iv. changes any provisions of Sections 6.12, 7.03 and 7.06 of the Credit Agreement;

v. changes any provisions of Section 8.01(a) of the Credit Agreement as it may pertain to the Tranche A Incremental Term Loans;

vi. imposes any greater restriction on the ability of any Tranche A Incremental Term Loan Lender (as such) to assign, or sell participations in, any of its rights or obligations under the Credit Agreement or this Supplement; and

vii. changes any provision relating to the allocation of the proceeds from any of the following: Excess Cash Flow, Excess Asset Sales Proceeds, Net Cash Proceeds (resulting from a Debt Issuance) or Extraordinary Receipts, in each case in respect of a mandatory prepayment required under Section 2.03(b) of the Credit Agreement;

provided, that, for the avoidance of doubt, any waiver or consent by the Required Lenders of an Event of Default under the Credit Agreement does not constitute a change to the underlying provision with respect to which the applicable Event of Default arose.

(b) the Loan Parties will not grant or permit any additional Liens on any asset or property to secure any Obligations with respect to the Term Loans unless it has granted or concurrently grants a junior priority Lien on such asset or property to secure the Obligations with respect to the Tranche A Incremental Term Loans.

Section 4. New Lenders. Each Tranche A Incremental Term Loan Lender:

(a) represents and warrants to the Administrative Agent and the Borrower that, as of the Incremental Term Facility Closing Date (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Incremental Term Facility Closing Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder and (iii) it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement and provide its Tranche A Incremental Term Commitment hereunder on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender;

(b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents;

(c) agrees that it will perform in accordance to their terms, all obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender; and

(d) subject to the terms and conditions contained in Article IX of the Credit Agreement, appoints, designates, authorizes, and further consents to, Bank of America to act on its behalf as Administrative Agent and to take such action on its behalf and to exercise such powers under this Supplement, the Tranche A Incremental Collateral Documents, the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof and hereof, and to execute such documents for or on behalf of the Tranche A Incremental Term Loan Lenders as it deems necessary or desirable to effect the terms hereof, together with such powers as are reasonably incidental thereto; provided that, upon the occurrence and continuance of an Event of Default under Section 8.01(f) of the Credit Agreement, following the written request of the Tranche A Required Lenders, Bank of America will appoint a sub-agent (which may include itself) reasonably acceptable to the Tranche A Required Lenders pursuant to Section 9.05 of the Credit Agreement, such sub-agent being designated to act as administrative agent in respect of the separate interests of the Tranche A Incremental Term Loan Lenders; provided further that, following any such appointment of a sub-

agent after the occurrence and continuance an Event of Default under Section 8.01(f), the Tranche A Incremental Term Loan Lenders hereby expressly retain the right to remove Bank of America as such sub-agent, with or without cause, and appoint a successor sub-agent of the Administrative Agent with respect to the Tranche A Incremental Term Loans if the Tranche A Required Lenders so elect, which action will become effective immediately upon written notice to Bank of America (or such later date as may be specified in any such written notice) (it being understood that Bank of America hereby agrees to resign or otherwise effectuate its removal in such capacity as a sub-agent pursuant to the terms of the Credit Agreement in such circumstances); provided further that, notwithstanding anything to the contrary in the Credit Agreement, no successor sub-agent of the Administrative Agent in respect of the Tranche A Incremental Term Loans shall be appointed without the written consent of the Tranche A Required Lenders, provided still further, notwithstanding same, or anything else herein contained, Bank of America may resign at any time, before or after the occurrence of an Event of Default, as Administrative Agent or as sub-agent for the Tranche A Incremental Term Loan Lenders, all as more fully set forth in Section 9.06 of the Credit Agreement.

Section 5. Priority of Liens and Distributions.

(a) Notwithstanding anything in the Credit Agreement to the contrary, regardless of the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to the Administrative Agent on the Collateral or of any Liens granted to any Secured Party on the Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC or any applicable law, the Borrower, the Administrative Agent and each Tranche A Incremental Term Loan Lender hereby agrees that (a) any Lien on the Collateral securing any Obligations in respect of the Term Loans under the Credit Agreement or other Loan Documents now or hereafter held by or on behalf of any Lender or any other Secured Party or other agent or trustee therefor, regardless of how and when acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Collateral securing Tranche A Incremental Term Loan Obligations (as defined below) under this Supplement and (b) any Lien on the Collateral securing any Tranche A Incremental Term Loan Obligations (as defined below) now or hereafter held by or on behalf of the Administrative Agent or any Tranche A Incremental Term Loan Lender or any other agent or trustee therefor, regardless of how and when acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior in all respects to all Liens on the Collateral securing any Obligations in respect of the Term Loans under the Credit Agreement or other Loan Documents. “Tranche A Incremental Term Loan Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under this Supplement or any documentation governing any Tranche A Incremental Term Loans or in respect thereto.

(b) In addition, notwithstanding Sections 2.10 or 8.03 of the Credit Agreement, in the event of a distribution of amounts received under either of said sections with respect to any Collateral or proceeds thereof received by the Administrative Agent following an enforcement action (including after an acceleration) with respect thereto, the Tranche A

Incremental Term Loan Lenders agree that any such distributions shall go first to the Term Lenders in satisfaction of Obligations owing on the Term Loans and that, until the full repayment of the Term Loans, including principal, interest, costs, fees and expenses, no such distributions with respect to any Collateral or proceeds thereof received by the Administrative Agent following an enforcement action (including after an acceleration) with respect thereto shall be made to the Tranche A Incremental Term Loan Lenders.

Section 6. Voting; Classification. (a) Notwithstanding Section 10.01 of the Credit Agreement, pursuant to Section 2.11(g) thereof, the Tranche A Incremental Term Loan Lenders, the Loan Parties and the Administrative Agent agree that consents, amendments, restatements, supplements, waivers or other modifications of this Supplement and of any Tranche A Incremental Collateral Document may be effected at any time solely by a vote of those holding more than 50% of the outstanding Tranche A Incremental Term Loans (the “Tranche A Required Lenders”), the Loan Parties party thereto and the Administrative Agent.

(b) It is the intention of the parties hereto that the Tranche A Incremental Term Loans constitute a separate Class of Loans from the Term Loans for all purposes permitted under the Credit Agreement, including, without limitation, in any case or proceeding under Title 11 of the United States Code or any other state or federal law addressing insolvency or restructuring.

(c) In furtherance of the foregoing, Sections 9.09 and 9.10 of the Credit Agreement as they relate to the Tranche A Incremental Collateral Documents and the Guaranty by the Loan Parties in respect of the Tranche A Incremental Term Loan Obligations (as the same may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the term of the Credit Agreement, the “Tranche A Incremental Guaranty”) are incorporated herein by reference, but changing the following terms therein as indicated below:

From	To
Lenders	Tranche A Incremental Term Loan Lenders
Loans	Tranche A Incremental Term Loans
Secured Obligations	Tranche A Incremental Term Loan Obligations
Secured Parties	Administrative Agent (or any sub-agent) acting on behalf of the Tranche A Incremental Term Loan Lenders and the Tranche A Incremental Term Loan Lenders
Required Lenders	Tranche A Required Lenders
Loan Documents	Tranche A Incremental Collateral Documents and this Supplement (as applicable)
Collateral Documents	Tranche A Incremental Collateral Documents

For purposes of Sections 9.09 and 9.10 of the Credit Agreement as they relate to the Collateral Documents in respect of the Borrower’s Obligations in respect of the Term Loans delivered before the Incremental Term Facility Closing Date or thereafter in accordance with Section 6.12 of the Credit Agreement (in each case, as the same may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms of the Credit

Agreement, the “First Lien Collateral Documents”) and the Guaranty by the Loan Parties in respect of the Borrower’s Obligations in respect of the Term Loans delivered in connection with the Closing Date (as the same may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the term of the Credit Agreement, the “Term Loan Guaranty”), the Tranche A Incremental Term Loan Lenders shall not be considered “Lenders” for purposes of determining “Required Lenders.” Each Tranche A Incremental Term Loan Lender hereby disclaims any right it may have under Sections 9.09 and 9.10 of the Credit Agreement with respect to the First Lien Collateral Documents and the Term Loan Guaranty, and the Administrative Agent and the Loan Parties hereby agree with such disclaimer.

Section 7. Administrative Agent’s Determination. Pursuant to Section 2.11(a) of the Credit Agreement, the Administrative Agent has, in the exercise of its reasonable discretion, determined that the terms and conditions relating to the Tranche A Incremental Term Facility, to the extent they are in the aggregate materially more adverse to the Parent and its Restricted Subsidiaries than the terms and conditions relating to the Term Facility, are acceptable to the Administrative Agent.

Section 8. Assignment and Participation by Tranche A Incremental Term Loan Lender. Notwithstanding any contrary term or provision of the Credit Agreement or any other Loan Document, each of the parties hereto acknowledges that no consent of the Borrower or the Administrative Agent shall be required for any Tranche A Incremental Term Loan Lender to assign, sell, transfer or sell participations in the Tranche A Incremental Term Loans to any of its Affiliates, but otherwise in accordance with Section 10.06. For the avoidance of doubt, BlueMeridian Capital, LLC; may assign, sell, transfer or sell participations in the Tranche A Incremental Term Loans to any of its Affiliates without the consent of the Borrower or the Administrative Agent but otherwise in accordance with Section 10.06. Pursuant to Section 10.06(b)(iv) of the Credit Agreement, the Administrative Agent hereby irrevocably waives any processing and recording fee with respect to assignments, sales, transfers or sales of participations effectuated consistent with this Section 8, provided that any such assignments in respect of which such fees are waived (i) are to an Affiliate of the assigning Tranche A Incremental Term Loan Lender, (ii) are completed by December 31, 2015, and (iii) do not total more than ten (10) in number in total. Any assignment not complying with the foregoing conditions will incur the processing and recording fees provided for in the Credit Agreement.

Section 9. Reference to and Effect on Loan Documents. (a) On and after the Incremental Term Facility Closing Date, (1) each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as supplemented by this Supplement; (2) each reference in the Credit Agreement to the first priority nature of the security interest created in the Collateral shall instead, with respect or in reference to the Tranche A Incremental Term Facility and/or the Tranche A Incremental Term Loans, be a reference to a junior priority Lien; and (3) the Tranche A Incremental Term Loan Lenders hereby agree, for the benefit of the holders of any Obligations in respect of the Term Loans, that all references in the Credit Agreement and the other Loan Documents to “Secured Obligations” and “Secured Parties,” in each case, with respect to First Lien Collateral Documents and the Term Loan Guaranty shall exclude the Tranche A Incremental

Term Loan Obligations and the Tranche A Incremental Term Loan Lenders, as applicable. For the avoidance of doubt, to the extent any of the First Lien Collateral Documents inure to the benefit of the Tranche A Incremental Term Loan Lenders, all Liens arising therein in favor of, and all benefit arising therefrom for the benefit of, the Tranche A Incremental Term Loan Lenders shall, in all cases, be deemed to be junior in priority to the Liens securing the Obligations in respect of the Term Loans. This Supplement is an Incremental Term Supplement contemplated by the Credit Agreement and shall for all purposes constitute a Loan Document.

(b) The Credit Agreement and each of the other Loan Documents, as specifically supplemented by this Supplement, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. However, the Tranche A Incremental Term Loan Lenders hereby explicitly disclaim, and the Loan Parties and the Administrative Agent hereby agree with such disclaimer, any and all rights that the Tranche A Incremental Term Loan Lenders might otherwise have under the First Lien Collateral Documents and the Term Loan Guaranty. Each Tranche A Incremental Term Loan Lender, the Administrative Agent, the Borrower, the Parent and each of the Guarantors agrees that the Tranche A Incremental Term Loan Obligations created or contemplated hereunder are and will be guaranteed and/or secured by the documents executed in connection herewith as set forth on Schedule II hereto (such documents, the “Tranche A Incremental Collateral Documents”) on or after the Incremental Term Facility Closing Date, in accordance with the terms of this Supplement, as such documents may hereafter be amended, supplemented, restated or otherwise modified with the consent of the Tranche A Required Lenders. Notwithstanding anything else to the contrary herein or in any other Loan Document, any landlord waiver, collateral access agreement, bailee arrangement or any other similar agreement in favor of the Administrative Agent shall be deemed, to the maximum extent permitted under the terms of such agreement, to run to the benefit of the Tranche A Incremental Term Loan Lenders.

(c) Notwithstanding Section 8(b), above, each of the undersigned Guarantors consents to this Supplement and the transactions contemplated hereby and hereby confirms and agrees that (i) notwithstanding the effectiveness of this Supplement, the Term Loan Guaranty is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of this Supplement each reference in the Term Loan Guaranty to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Credit Agreement, as supplemented by this Supplement, and (ii) the Term Loan Guaranty does, and shall continue to, guarantee the payment of all Obligations (but excluding the Tranche A Incremental Term Loan Obligations) of the Loan Parties under the Loan Documents, in each case as supplemented by this Supplement. Each Guarantor hereby confirms and does, by its execution hereof, jointly and severally, irrevocably, absolutely and unconditionally guarantee the prompt and complete payment and performance when due, no matter how the same shall become due (whether at stated maturity, by required prepayment, upon acceleration, or demand or otherwise), of all Obligations (other than the Tranche A Incremental Term Loan Obligations) created or contemplated hereunder.

(d) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder, under any Tranche A Incremental Collateral Document and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent (or its authorized designee) in accordance with Article IX of the Credit Agreement for the benefit of all the Lenders; provided that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the Credit Agreement and the other Loan Documents, (b) any Lender (including any Tranche A Incremental Term Loan Lender) from exercising setoff rights in accordance with Section 10.08 or (c) any Lender (including any Tranche A Incremental Term Loan Lender) from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any law relating to bankruptcy, insolvency or reorganization or relief of debtors. Each Tranche A Incremental Term Loan Lender irrevocably agrees that it will not direct the Administrative Agent to exercise, or take any action to prepare to exercise, any remedy under any Tranche A Incremental Collateral Document unless and until the Administrative Agent is simultaneously exercising, or taking any such action to prepare to exercise, any remedy under and as permitted by the Credit Agreement and the other Loan Documents in respect of the First Lien Collateral Documents for the benefit of the holders of Obligations in respect of the Term Loans or the Term Loans have been paid in full.

Section 10. Costs and Expenses. The Borrower agrees to pay or reimburse all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Supplement and the other instruments and documents to be delivered hereunder or in connection herewith (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 10.04 of the Credit Agreement. The Borrower further agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Tranche A Incremental Term Loan Lenders (including the reasonable fees, charges and disbursements of any one firm of counsel to the Tranche A Incremental Term Loan Lenders and, if necessary, of one local counsel in each appropriate jurisdiction) in connection with the preparation, negotiation, execution, delivery, and administration, of this Supplement and the other instruments and documents to be delivered hereunder or in connection herewith or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated). Notwithstanding anything in Section 10.04(a)(ii) of the Credit Agreement to the contrary, the Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent (or sub-agent) acting on behalf of the Tranche A Incremental Term Loan Lenders and any Tranche A Incremental Term Loan Lender (including the reasonable fees, charges and disbursements of any one firm of counsel for the Administrative Agent (or sub-agent) in such capacity and Tranche A Incremental Term Loan Lenders and, if necessary, of one local counsel in each appropriate jurisdiction, plus in the case of an actual or perceived conflict of interests, one additional firm of counsel in each relevant jurisdiction to each of the affected Administrative Agent acting on behalf of the Tranche A Incremental Term Loan Lenders and Tranche A Incremental Term Loan Lenders similarly situated taken as a whole), in connection with the protection of its rights (A) in connection with this Supplement, the Tranche A Incremental Collateral Documents, the Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Tranche A Incremental Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Tranche A Incremental Term Loans.

Section 11. Execution in Counterparts. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Supplement by facsimile or electronic means (including, without limitation, “.pdf” or “.tiff”) shall be effective as delivery of a manually executed counterpart of this Supplement.

Section 12. Incremental Term Facility Closing Date; Termination of Commitments.

(a) This Supplement shall become effective, and the obligation of each Tranche A Incremental Term Loan Lender to honor any request for a credit extension in respect of the Tranche A Incremental Term Loans shall arise, in each case on the date (the “Incremental Term Facility Closing Date”) fulfillment of the following conditions occurs:

i. receipt by the Administrative Agent of:

1) executed counterparts of this Supplement by each party hereto;

2) a certificate of each Loan Party substantially in the form of Exhibit A hereto dated as of the Incremental Term Facility Closing Date signed by a Responsible Officer of such Loan Party certifying and attaching (w) the Organization Documents of such Loan Party, (x) the resolutions adopted by such Loan Party approving or consenting to the extensions of credit hereunder and the execution, delivery and performance of this Supplement, the Tranche A Incremental Collateral Documents (and any agreements, instruments, recordings or filings related thereto) any other Loan Documents, as applicable, (y) an incumbency certificate of such Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Supplement, the Tranche A Incremental Collateral Documents and any other Loan Document to which such Loan Party is a party and (z) a certificate of good standing (or equivalent), dated as of a recent date, of such Loan Party evidencing each such Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization, formation or incorporation;

3) the Tranche A Incremental Collateral Documents signed by the Parent, the Borrower and each Guarantor, as applicable, to secure the Tranche A Incremental Term Loans and all financing statements in appropriate form for filing in order to perfect the Liens created under the Tranche A Incremental Collateral Documents that name any Loan Party as debtor, each in form and substance reasonably acceptable to the Administrative Agent and the Tranche A Incremental Term Loan Lenders; provided that, the Tranche A Incremental Collateral Documents shall be in all material respects the same forms of documents as the First Lien Collateral Documents other than with respect to the first lien and the junior lien nature of the liens and security interests thereunder;

4) executed counterparts of Tranche A Incremental Guaranty, which shall be in all material respects the same form of document as the Term Loan Guaranty;

5) if requested by any Tranche A Incremental Term Loan Lender, a Note duly executed by the Borrower in favor of such Tranche A Incremental Term Loan Lender, which Note shall contain the legend set forth in Section 14 below;

6) a favorable opinion of (i) McAfee & Taft, Oklahoma counsel for the Loan Parties, and (ii) Baker Botts L.L.P., counsel to the Loan Parties, each in form and substance reasonably acceptable to the Administrative Agent and the Tranche A Incremental Term Loan Lenders;

7) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Section 12(a)(ii), (iii), (iv), and (v) have been satisfied;

8) copies of the audited financial statements of the Parent and its subsidiaries for the fiscal years ended December 31, 2012, 2013 and 2014 and interim financial statements of the Parent and its subsidiaries dated the end of the most recent fiscal quarter for which financial statements are available;

9) results of Lien searches in respect of the Loan Parties reasonably requested by the Administrative Agent showing no Liens other than Permitted Liens and other Liens approved by the Administrative Agent and the Tranche A Incremental Term Loan Lenders;

10) copies of insurance certificates or insurance binders evidencing liability, casualty, and property insurance meeting the requirements set forth in the Tranche A Incremental Collateral Documents or other Loan Documents;

11) a certificate substantially in the form of Exhibit B hereto certifying as to the matters set forth in Section 2(a), (b), (c) and (d) hereof;

12) a Loan Notice relating to the Tranche A Incremental Term Loans consistent with the requirements of the Credit Agreement;

13) a duly executed amendment in respect of the ABL Credit Agreement in form and substance reasonably acceptable to the Administrative Agent and the Tranche A Incremental Term Loan Lenders permitting entry into the transactions contemplated by this Supplement and the incurrence of Indebtedness hereunder and such amendment shall be in full force and effect on the Incremental Term Facility Closing Date; and

14) evidence satisfactory to the Administrative Agent and the Tranche A Incremental Term Lenders related to the matters described in items (ii) – (vii) below.

ii. there shall not have occurred since December 31, 2014, any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect;

iii. the absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect;

iv. each Loan Party shall have received all governmental, partner and third party consents and approvals necessary for their consummation of the transaction contemplated by this Supplement, which consents and approvals are in full force and effect;

v. no order, decree, judgment, ruling or injunction exists which restrains the consummation of the transactions contemplated by this Supplement;

vi. the Administrative Agent, the Tranche A Incremental Term Loan Lenders and the Lead Arranger shall have received all fees and expenses (including the reasonable and documented fees and expenses of counsel (including any local counsel) for the Administrative Agent and counsel for the Tranche A Incremental Term Loan Lenders, to the extent invoiced two Business Days prior to the Incremental Term Facility Closing Date);

vii. such date not being later than the Termination Date; and

viii. such date being not earlier than the date specified in the written notice from the Administrative Agent to each Lender requesting Incremental Term Commitments and Incremental Term Loans under the Tranche A Incremental Term Loan Facility as being the date by which each Lender is requested to respond thereto (which specified response date must be at least ten Business Days after the date of delivery of such notice to the Lenders by the Administrative Agent).

(b) If the Incremental Term Facility Closing Date does not occur on or prior to the Termination Date, the Tranche A Incremental Term Commitments hereunder shall automatically terminate.

(c) No later than 30 days after the Incremental Term Facility Closing Date (or such later date as the Administrative Agent may agree in its sole discretion (after consultation with the Tranche A Incremental Term Loan Lenders)) the Borrower shall provide to the Administrative Agent (i) copies of declaration pages and endorsements of insurance meeting the requirements set forth in the Tranche A Incremental Collateral Documents or other Loan Documents and (ii) Mortgaged Property Support Documents (as defined in Schedule 6.16 to the Credit Agreement) as required by the Administrative Agent, to create in favor of the Administrative Agent for the benefit of the Tranche A Incremental Term Loan Lenders, a legal valid and enforceable junior priority Lien in the Mortgaged Property; provided, that the Tranche A Incremental Term Loan Lenders hereby irrevocably consent and agree to the indefinite extension of time for the delivery of such documents that the Administrative Agent has previously granted to the Borrower with respect to the properties located at 40 Lamoka Road, Sayre, PA 18840, 6221 Mile Line Road, Sayre, PA 18840 and 3715 S. Radio Road, El Reno, OK, 73036.

Section 13. Governing Law. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York, and shall be subject to the provisions of Sections 10.14 and 10.15 of the Credit Agreement and such provisions are incorporated herein by reference, mutatis mutandis.

Section 14. OID Legend. Upon the request of a Tranche A Incremental Term Loan Lender, the Borrower shall execute and deliver to such Lender a promissory note, which shall evidence the Tranche A Incremental Term Loans to the Borrower by such Lender. Any promissory note issued to a Tranche A Incremental Term Loan Lender shall bear the following legend:

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. FOR INFORMATION REGARDING THE ISSUE PRICE, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THE NOTE, PLEASE CONTACT SEVENTY SEVEN OPERATING LLC, 777 N.W. 63RD ST., OKLAHOMA CITY, OKLAHOMA 73116, ATTENTION: CHIEF FINANCIAL OFFICER.

Section 15. Entire Agreement. THIS SUPPLEMENT, THE TRANCHE A INCREMENTAL COLLATERAL DOCUMENTS, THE TRANCHE A INCREMENTAL GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed as of the date first written above.

SEVENTY SEVEN ENERGY INC. (formerly known as CHESAPEAKE OILFIELD OPERATING, L.L.C.), as Parent

By:	/s/ Cary D. Baetz
Name:	Cary D. Baetz
Title:	Chief Financial Officer and Treasurer

SEVENTY SEVEN OPERATING LLC,
as Borrower

By:	/s/ Cary D. Baetz
Name:	Cary D. Baetz
Title:	Chief Financial Officer and Treasurer

Signature Page to Incremental Term Supplement (Tranche A)

SEVENTY SEVEN ENERGY INC.
GREAT PLAINS OILFIELD RENTAL, L.L.C.
HODGES TRUCKING COMPANY, L.L.C.
MID-STATES OILFIELD SUPPLY LLC
NOMAC DRILLING, L.L.C.
OILFIELD TRUCKING SOLUTIONS, L.L.C.
PERFORMANCE TECHNOLOGIES, L.L.C.
PTL PROP SOLUTIONS, L.L.C.
SEVENTY SEVEN LAND COMPANY LLC,
each as Guarantors

By:	/s/ Cary D. Baetz
Name:	Cary D. Baetz
Title:	Chief Financial Officer and Treasurer

Signature Page to Incremental Term Supplement (Tranche A)

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Cindy Jordan
Name:	Cindy Jordan
Title:	Assistant Vice President

Signature Page to Incremental Term Supplement (Tranche A)

BLUEMERIDIAN CAPITAL, LLC, as Tranche A Incremental Term Loan Lender

By:	/s/ John Fuans
Name:	John Fuans
Title:	CFO

Signature Page to Incremental Term Supplement (Tranche A)

SCHEDULE I

TO

INCREMENTAL TERM SUPPLEMENT (TRANCHE A)

Tranche A Incremental Tem Loan Lender	Tranche A Incremental Term Commitment
BlueMeridian Capital, LLC	$100,000,000.00

Total	$100,000,000.00

Schedule I to Incremental Term Supplement (Tranche A)

SCHEDULE II

TO

INCREMENTAL TERM SUPPLEMENT

TRANCHE A INCREMENTAL COLLATERAL DOCUMENTS

1.	Junior Tranche A Incremental Security Agreement among the Borrower, the Guarantors and the Administrative Agent for the benefit of the Tranche A Incremental Term Loan Lenders.

2.	Junior Tranche A Incremental Pledge Agreement among the Parent, the Borrower, Great Plains Oilfield Rental, L.L.C., Performance Technologies, L.L.C., PTL Prop Solutions, L.L.C. and the Administrative Agent for the benefit of the Tranche A Incremental Term Loan Lenders.

3.	Junior Tranche A Incremental Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing from Seventy Seven Land Company LLC to Administrative Agent for the Tranche A Incremental Term Loan Lenders for the property located at 777 NW 63rd Street, Oklahoma City, OK 73116.

4.	Junior Tranche A Incremental Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing from Seventy Seven Land Company LLC to Administrative Agent for the Tranche A Incremental Term Loan Lenders for the property located at 3401 S. Radio Road, El Reno, OK 73036.

5.	Junior Tranche A Incremental Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing from Seventy Seven Land Company LLC to Administrative Agent for the Tranche A Incremental Term Loan Lenders for the property located at 4050 W. I-40, Oklahoma City, OK 73108.

6.	Junior Tranche A Incremental Open-End Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing from Seventy Seven Land Company LLC to Administrative Agent for the Tranche A Incremental Term Loan Lenders for the property located at 171 Locust Avenue, Mt. Morris, PA 15349.

7.	Junior Tranche A Incremental Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing from Seventy Seven Land Company LLC to PRLAP, Inc. for the benefit of Administrative Agent for the Tranche A Incremental Term Loan Lenders for the properties located at 9022 Chesapeake Way, Pearsall, TX 78061 and 9029 Chesapeake Way, Pearsall, TX 78061.

8.	Any other Mortgage in favor of the Administrative Agent for the benefit of the Tranche A Incremental Term Loan Lenders for each of the properties listed in the proviso of Section 12(c) of the Supplement, subject to the extension provided therein.

Schedule II to Incremental Term Supplement (Tranche A)

EXHIBIT A

Officer’s Certificate

SEVENTY SEVEN ENERGY INC.

SECRETARY’S CERTIFICATE

May 13, 2015

I, David C. Treadwell, do hereby certify that I am the duly elected, qualified and acting Secretary of Seventy Seven Energy Inc. (the “Parent”), and as such Secretary, I have custody of the limited liability company records of the Parent. Reference is made to that certain Incremental Term Supplement (Tranche A) (the “Supplement”) dated as of even date herewith, among Seventy Seven Operating LLC, an Oklahoma limited liability company (the “Borrower”), the Parent, formerly known as Chesapeake Oilfield Operating, L.L.C., each of the Subsidiary Guarantors party thereto, each lender party thereto, and Bank of America, N.A., as administrative agent (or sub-agent thereof) under the Credit Agreement, as defined herein (the “Administrative Agent”). The Supplement supplements that certain Credit Agreement dated as of June 25, 2014 (the “Credit Agreement”), by and among the Borrower, the Parent, the Lenders (as defined therein) from time to time party thereto and the Administrative Agent. Unless the context requires otherwise, capitalized terms used herein but not defined herein have the meanings assigned to such terms in the Supplement. Pursuant to Section 12(a)(i)(2) of the Supplement, I hereby certify in my capacity as the Secretary of the Parent and not in my individual capacity, as of the date hereof, that:

1. Attached hereto as Exhibit A is a copy of a certificate of the Secretary of State of the State of Oklahoma dated as of a recent date with respect to the good standing of the Parent in the State of Oklahoma.

2. Attached hereto as Exhibit B is a copy of the Certificate of Incorporation of the Parent (including any and all amendments thereto), certified as of a recent date by the Secretary of State of the State of Oklahoma. Such Certificate of Incorporation is in full force and effect on the date hereof.

3. Attached hereto as Exhibit C is a true and complete copy of the Bylaws of the Parent (including any and all amendments thereto) as in full force and effect on the date hereof.

4. Attached hereto as Exhibit D is a true and complete copy of certain resolutions duly adopted by the Board of Directors of the Parent, authorizing the execution, delivery and performance of the Supplement, Tranche A Incremental Collateral Documents, Tranche A Incremental Guaranty and the other Loan Documents to which the Parent is a party. Such resolutions have not been rescinded or modified in any manner and are on the date hereof still in full force and effect.

5. The persons whose names, titles and signatures appear on Exhibit E are duly elected or appointed, qualified and acting officers of the Parent and hold, on the date hereof, the

Exhibit A to Incremental Term Supplement (Tranche A)

offices set opposite their respective names on Exhibit E, and the signatures therein appearing opposite their respective names are the genuine signatures of such officers. Each such officer is duly authorized by the Resolutions attached as Exhibit D to execute and deliver the Supplement, Tranche A Incremental Collateral Documents, Tranche A Incremental Guaranty and the other Loan Documents on behalf of the Parent.

6. McAfee & Taft A Professional Corporation may rely on this Certificate for all purposes related to its legal opinion, dated the date hereof and delivered to the Administrative Agent pursuant to Section 12(a)(i)(6) of the Supplement.

[Signature page follows.]

Exhibit A to Incremental Term Supplement (Tranche A)

IN WITNESS WHEREOF, I have signed this Secretary’s Certificate as of the date first above written.

By:	/s/ David C. Treadwell
	Name:	David C. Treadwell
	Title:	Secretary

I, Cary Baetz the Chief Financial Officer of the Parent, hereby certify that David C. Treadwell is the duly elected and qualified Secretary of the Parent and that the signature set forth above is his signature.

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first above written.

By:	/s/ Cary Baetz
	Name:	Cary Baetz
	Title:	Chief Financial Officer

Exhibit A to Incremental Term Supplement (Tranche A)

EXHIBIT B

Closing Certificate

May 13, 2015

This Certificate is given by a Responsible Officer of Seventy Seven Energy Inc., an Oklahoma corporation formerly known as Chesapeake Oilfield Operating, L.L.C. (“Parent”) and Seventy Seven Operating LLC, an Oklahoma limited liability company (the “Borrower”).

Reference is made to that certain Incremental Term Supplement (Tranche A) (the “Supplement”) dated as of the date hereof, among the Borrower, the Parent, each of the Subsidiary Guarantors party thereto, each lender party thereto, and Bank of America, N.A., as administrative agent (or a sub-agent thereof) under the Credit Agreement, as defined herein (the “Administrative Agent”). The Supplement supplements that certain $400 Million Term Loan Credit Agreement dated as of June 25, 2014 (the “Credit Agreement”), among the Borrower, the Administrative Agent, the Parent, as a Guarantor, and the several lenders from time to time parties thereto. Terms that are defined in the Supplement and that are used but not defined herein have the meanings given them in the Supplement. Pursuant to Section 12(a)(i)(11) of the Supplement the undersigned, Chief Financial Officer and Treasurer of Parent and Borrower, does hereby certify that he has made a thorough inquiry into all matters certified herein and, based upon such inquiry and experience, does hereby further certify that:

1. He is the duly elected, qualified, and acting Chief Financial Officer and Treasurer of Parent and Borrower.

2. No Default has occurred and is continuing on and as of the Incremental Term Facility Closing Date or would result from the addition of the Tranche A Incremental Term Facility.

3. The Parent has disclosed to the Administrative Agent and the Tranche A Incremental Term Loan Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of and at the direction of any Loan Party to the Administrative Agent or any Tranche A Incremental Term Loan Lender in connection with the transactions contemplated by the Supplement and the negotiation of the Supplement or delivered thereunder or under any other Tranche A Incremental Collateral Document or other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected information, the Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

4. Except as expressly contemplated by the Tranche A Incremental Collateral Documents, the provisions of the Tranche A Incremental Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Administrative Agent and the

Exhibit B to Incremental Term Facility Supplement (Tranche A)

Tranche A Incremental Term Loan Lenders a legal, valid and enforceable Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

5. The representations and warranties of the Borrower contained in Article V of the Credit Agreement (other than Section 5.15, which is replaced by Section 2(b) of the Supplement, and Section 5.21, which is replaced by Section 2(c) of the Supplement) are true and correct in all material respects on and as of the Incremental Term Facility Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that (i) for purposes of Section 2(d) of the Supplement, the representations and warranties contained in Sections 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, of the Credit Agreement, (ii) the reference to the first priority nature of the security interests created with respect to the Collateral in Section 5.03 of the Credit Agreement shall instead be a reference to a junior lien and the reference to Collateral Documents in Section 5.03 of the Credit Agreement shall instead be a reference to the Tranche A Incremental Collateral Documents, (iii) the reference in Section 5.02(b)(i) of the Credit Agreement shall be deemed to exclude any representation that no new Liens or payment obligations are created under the Supplement and the other documents executed in connection therewith, (iv) the representation and warranty in Section 5.03 of the Credit Agreement shall exclude any approvals, consents, exemptions, authorizations or other actions by, or notice to, or filing with, (A) the notice to the Administrative Agent and the Lenders being provided pursuant to Section 12(a)(ix) or (B) any Governmental Authority in respect of the creation or perfection of any Lien or in respect of routine organizational and tax matters, and (v) the references in Sections 5.08(c), (d)(i) and (d)(ii) to Schedules 5.08(c), (d)(i) and (d)(ii), respectively, shall be deemed to refer instead to Annexes A, B and C of the Supplement, respectively, and each reference to “the date hereof” in such Sections shall be deemed to refer instead to the date of the Supplement.

[Remainder of page intentionally left blank.]

Exhibit B to Incremental Term Facility Supplement (Tranche A)

IN WITNESS WHEREOF, this instrument is executed by the undersigned as of the date first written above.

/s/ Cary D. Baetz
Cary D. Baetz
Chief Financial Officer and Treasurer

Exhibit B to Incremental Term Facility Supplement (Tranche A)